Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-158937

and 333-158937-01

**PRICED** $612+ million GEDFT 2012-4

$612+ million GE Dealer Floorplan Master Note Trust ("GEDFT"), Series 2012-4

Jt-Leads : RBC (str), Barclays

Co-Mgrs : CastleOak, Mizuho

CL	$SIZE(mm)	WAL	MDY/FITCH	E.FINAL	L.FINAL	CPN	$Px
A	600.000	2.95	Aaa/AAA	10/20/15	10/20/17	1mL+44	100%
B	12.632	2.95	Aa2/A	10/20/15	10/20/17	1mL+70	100%

Expected Settle	: 11/09/12	Expected Ratings	: Moodys/Fitch
First Pay	: 12/20/12	Registration	: Public
Ticker	: GEDFT 12-4	ERISA Eligible	: Yes
Bill & Deliver	: RBC	Class A CUSIP	: 36159LCC8
		Class B CUSIP	: 36159LCD6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.